PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 3, 2013)	Registration No. 333-166556

JONES SODA CO.

3,207,500 Shares of Common Stock underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 30, 2013, effective on May 3, 2013, which forms a part of our Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (Registration Statement No. 333-166556), as previously supplemented (the “Prospectus”).  The Prospectus and this prospectus supplement relate to the sale and issuance of up to 3,207,500 shares of common stock of Jones Soda Co. to holders of outstanding warrants, upon exercise of such warrants.

On January 3, 2014 we filed with the Securities and Exchange Commission a current report on Form 8-K.  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus, with the information contained in the quarterly report on Form 10-Q.  Accordingly, we have attached the quarterly report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  If there is any inconsistency between the information in the Prospectus, and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of the Prospectus for a discussion for the risks associated with our business.  Also see “Cautionary Notice Regarding Forward-Looking Statements” in our annual report on Form 10-K and our latest quarterly report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 3, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 27, 2013

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

1000 First Avenue South, Suite 100, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2013, Jones Soda Co. (the "Company") entered into a revolving secured credit facility (the "Loan Facility") with BFI Business Finance (the "Lender"), pursuant to which the Company, through two of its wholly owned subsidiaries, Jones Soda (Canada) Inc. and Jones Soda Co. (USA) Inc. (together, the "Subsidiaries"), may borrow a maximum aggregate amount of up to $2,000,000 (the "Maximum Amount"), subject to satisfaction of certain conditions. All present and future obligations of the Subsidiaries arising under the Loan Facility are guaranteed by the Company and are secured by a first priority security interest in all of the assets of the Company and the Subsidiaries and proceeds thereof, including accounts receivable, inventory, equipment and intellectual property.

The Loan Facility provides that, from time to time, the Subsidiaries may request advances equal to the lesser of: (a) $2,000,000,  or (b) the Borrowing Base which is the sum of and in the following priority (i) 85% of eligible U.S. accounts receivable, plus (ii) 35% of finished goods inventory not to exceed $300,000, plus (iii) 50% of eligible Canadian accounts receivable not to exceed $300,000, subject to any reserve amount established by the Lender. Annual interest on unpaid advances under the Loan Facility is equal to the Prime Rate plus 2.00%, where Prime may not be less than 4.00%, and a monthly loan fee of 0.15% will be payable to the Lender monthly on the daily loan balance. The Loan Facility has an initial term of one year which automatically extends for successive one-year terms unless either party gives at least 30 days' prior written notice of its intent to terminate the Loan Facility at the end of the then current term.  The Lender has the right to terminate the Loan Facility upon 120 days’ prior written notice.

The Loan Facility contains restrictions on the Subsidiaries' and the Company’s ability to, among other things, dispose of certain assets, engage in certain mergers and acquisition transactions and create liens on assets. The Loan Facility contains events of default that include, among other things, default by the Subsidiaries on any payment or other obligations under the Loan Facility, default by the Subsidiaries or the Company on any other indebtedness for borrowed funds, adverse changes in the Subsidiaries' or the Company’s business or financial condition, bankruptcy or insolvency, a change of control of the Subsidiaries, default or termination of any material third party agreement, and default by the Company on its obligations as guarantor. The occurrence of an event of default would increase the applicable rate of interest by 3% and could result in the acceleration of the Subsidiaries' obligations under the Loan Facility. The Subsidiaries paid an aggregate fee in the amount of $7,500 upon entry into the Loan Facility, with an additional $7,500 payable on July 1, 2014.

The foregoing description of the Loan Facility does not purport to be complete and is qualified in its entirety by reference to Loan and Security Agreement dated as of December 27, 2013, by and among the Subsidiaries and the Lender, the General Continuing Guaranty dated as of December 27, 2013, made by the Company for the benefit of the Lender, and related security agreements entered into in connection therewith, copies of which are attached as an exhibit to this Current Report and incorporated herein by reference.

The Loan Facility with the Lender replaces the Company’s prior loan facility with Access Business Finance LLC that expired on December 27, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 ++	Loan and Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. (USA) Inc., and JONES SODA (CANADA) INC., and BFI Business Finance.
10.2	General Continuing Guaranty dated as of December 27, 2013, made by Jones Soda Co. in favor of BFI Business Finance.
10.3 ++	Intellectual Property Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. and BFI Business Finance.
10.4	Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. and BFI Business Finance.
10.5 ++	Intellectual Property Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. (USA) Inc. and JONES SODA (CANADA) INC. and BFI Business Finance.

++Portions of the marked exhibit have been omitted pursuant to a request for confidential treatment filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

January 3, 2014	By:	/s/ Carrie L. Traner
Carrie L. Traner, Vice President of Finance

Exhibit Index

Exhibit No.	Description
10.1 ++	Loan and Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. (USA) Inc., and JONES SODA (CANADA) INC., and BFI Business Finance.
10.2	General Continuing Guaranty dated as of December 27, 2013, made by Jones Soda Co. in favor of BFI Business Finance
10.3 ++	Intellectual Property Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. and BFI Business Finance.
10.4	Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. and BFI Business Finance.
10.5 ++	Intellectual Property Security Agreement dated as of December 27, 2013, by and between Jones Soda Co. (USA) Inc. and JONES SODA (CANADA) INC. and BFI Business Finance.

++Portions of the marked exhibit have been omitted pursuant to a request for confidential treatment filed with the SEC.